IRELAND

EXHIBIT 10.38

JAZZ PHARMACEUTICALS PLC

RESTRICTED STOCK UNIT GRANT NOTICE

(2007 EQUITY INCENTIVE PLAN)

Jazz Pharmaceuticals plc (the “Company”), pursuant to Section 6(b) of the Company’s 2007 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “RSUs”) set forth below (the “Award”). This Award shall be evidenced by a Restricted Stock Unit Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.

Participant:
RSU#:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:
Consideration:	Participant’s Services

Vesting Schedule:	[____________________________________]

Issuance Schedule:	One Ordinary Share will be issued for each RSU which vests at the time set forth in Section 4 of the Award Agreement.

Data Protection:   The undersigned Participant acknowledges, and understands and agrees that, in signing this Restricted Stock Unit Grant Notice he/she consents to the Company and any Affiliate sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“the Information”) and Participant further consents to the Company and any Affiliate providing the Company’s or Affiliates’ agents and/or third parties with the Information for the administration and operation of the Plan. Participant accepts that this may involve the Information being sent to a country outside the European Economic Area which may not have the same level of data protection laws as Ireland. Participant acknowledges that he/she has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting the local human resources representative. Participant further acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

Additional Terms/Acknowledgements:     The undersigned Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersedes all prior oral and written agreements on that subject, with the exception of: (i) any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan

IRELAND

through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

JAZZ PHARMACEUTICALS PLC		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS: Award Agreement, 2007 Equity Incentive Plan

1

IRELAND

JAZZ PHARMACEUTICALS PLC

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”) and in consideration of your services, Jazz Pharmaceuticals plc (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2007 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) set forth in the Grant Notice. Capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan or the Grant Notice, as applicable. Except as otherwise explicitly provided herein, in the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.      GRANT OF THE AWARD.     This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of RSUs subject to the Award. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, you must pay in cash or by check, bank draft or money order payable to the Company an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent).

2.       NUMBER OF RSUS AND ORDINARY SHARES.

(a)      The number of RSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)      Any additional RSUs that become subject to the Award pursuant to this Section 2 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.

(c)      Notwithstanding the provisions of this Section 2, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 2. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be created by the adjustments referred to in this Section 2.

3.      VESTING.   Subject to Section 12 and the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such RSUs or the Ordinary Shares to be issued in respect of such portion of the Award.

4.    DATE OF ISSUANCE.

(a)      The Company will deliver to you a number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 2 above that relate to those vested RSUs on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) (the “Policy”), the Company’s Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling Ordinary Shares in the open market.

(b)      Notwithstanding the foregoing, if you are or become a U.S. taxpayer subject to Section 409A of the Code or any state law of similar effect, the provisions of Appendix A to this Agreement will apply instead of Section 4(a) above.

5.      DIVIDENDS.     You shall receive no benefit or adjustment to your Award with respect to any cash dividend, share dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Ordinary Shares that are delivered to you in connection with your Award after such Ordinary Shares have been delivered to you.

6.      SECURITIES LAW COMPLIANCE.   You may not be issued any Ordinary Shares in respect of your Award unless either (i) the Ordinary Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary

Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7.      RESTRICTIVE LEGENDS.   The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.

8.      TRANSFER RESTRICTIONS.   Your Award is not transferable, except to your legal personal representatives in the event of your death. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 4 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.

9.      AWARD NOT A SERVICE CONTRACT.

(a)      Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 3 herein or the issuance of the Ordinary Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or an Affiliate of any right that it may have to terminate you, subject to applicable law, and without regard to any future vesting opportunity that you may have.

(b)      By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 3 is earned only by providing Continuous Service (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right to terminate your Continuous Service at any time, or any right the Company may have to terminate you, subject to applicable law.

10.      UNSECURED OBLIGATION.   Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Ordinary Shares pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares to be issued pursuant to this Agreement until such Ordinary Shares are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11.      WITHHOLDING OBLIGATIONS.

  (a)      On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Ordinary Shares issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the tax and social security withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates.

  (b)      Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Ordinary Shares.

  (c)      In the event the Company’s obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12.      CHANGE IN CONTROL.

  (a)       If your Continuous Service terminates either within twelve (12) months following or one (1) month prior to the effective date of a Change in Control due to an Involuntary Termination Without Cause, the vesting of the RSUs subject to this Award shall be accelerated in full. In order to give effect to the intent of this provision, in the event of your Involuntary Termination Without Cause, notwithstanding anything to the contrary set forth in the Plan or Section 3 of this Agreement, in no event will any portion of this Award be forfeited or terminate any earlier than one (1) month following such termination date.

  (b)      For purposes of this Agreement, “Involuntary Termination Without Cause” means the involuntary termination of your Continuous Service for reasons other than death, Disability, or Cause. For this purpose, “Cause” means the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company or an Affiliate: (i) your conviction for any criminal offence (other than an offence under any road traffic legislation in Ireland, the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing, fraud or dishonesty; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) your intentional, material violation of any contract or agreement between you and the Company or an Affiliate, or of any statutory duty owed to the Company or an Affiliate; (iv) your unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause shall be made by the Company (or an Affiliate, if applicable) in its sole discretion. Any determination by the Company (or an Affiliate, if applicable) that your Continuous Service was terminated by reason of dismissal without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of you or the Company for any other purpose.

13.      NOTICES.   Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, fourteen (14) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.      HEADINGS.   The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15.      AMENDMENT.   This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

16.      MISCELLANEOUS.

  (a)      The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

  (b)      You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

  (c)      You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

  (d)      This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  (e)      All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.      GOVERNING PLAN DOCUMENT.   Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or Ordinary Shares issued under your Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

18.      EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.   The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.      SEVERABILITY.   If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.      OTHER DOCUMENTS.   You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

21.      NO OBLIGATION TO MINIMIZE TAXES.   The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

* * * * *

This Restricted Stock Unit Award Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.

Appendix A

The provisions set forth in this Appendix A shall apply and replace Section 4 in the Agreement to the extent you are or become a U.S. taxpayer subject to Section 409A of the Code or any state law of similar effect.

4.      DATE OF ISSUANCE.

(a)      To the extent your Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 2 above that relate to those vested RSUs on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Officers, Directors and Other Designated Employees (or any successor policy) (the “Policy”) or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling Ordinary Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Ordinary Shares covered by the Award vest. Delivery of the Ordinary Shares pursuant to the provisions of this Section 4(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.

(b)      The provisions of this Section 4(b) are intended to apply to the extent your Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of your Award upon your termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”). To the extent your Award is subject to and not exempt from application of

Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 4(b) shall supersede anything to the contrary in Section 4(a).

  (i)      If your Award vests in the ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, without accelerating vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the Ordinary Shares be issued in respect of your Award any later than the later of: (A) December 31st of the calendar year that includes the applicable vesting date and (B) the 60th day that follows the applicable vesting date.

  (ii)      If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the Date of Grant of your Award and, therefore, are part of the terms of your Award as of the Date of Grant, then the Ordinary Shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.

  (iii)      If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Award and, therefore, are not a part of the terms of your Award on the date of grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the Ordinary Shares, but the Ordinary Shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)       If your Award is subject to and not exempt from Section 409A (a “Non-Exempt Award”), then the provisions in this Section 4(c) shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of this Agreement with respect to the permitted treatment of your Non-Exempt Award:

  (i)      Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the Ordinary Shares in respect of the Non-Exempt Award unless earlier issuance of the Ordinary Shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

  (ii)      The Company explicitly reserves the right to (A) earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section

409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix) and (B) provide that you will receive a cash settlement equal to the Fair Market Value of the Ordinary Shares that would otherwise be issued to you, if applicable and in compliance with the requirements of Section 409A.

  (iii)      To the extent the terms of your Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”). To the extent the terms of your Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued to you in connection with your Separation from Service, you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.

  (iv)      The provisions in this Agreement for delivery of the Ordinary Shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the Ordinary Shares to you in respect of your Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.